Exhibit 99.1

Noble Corporation Announces Results Of Shareholder Vote

ZUG, Switzerland, Oct. 11, 2013 /PRNewswire/ – Noble Corporation (NYSE: NE) today announced the results of the extraordinary general meeting of shareholders of Noble Corporation held on October 11, 2013, in Zug, Switzerland. At the meeting, shareholders approved the proposed change in place of incorporation of the publicly traded parent company of the Noble group of companies from Switzerland to the United Kingdom.

Subject to the completion of certain closing requirements, Noble expects the change in place of incorporation to be effective by the end of October. Upon completion of the transaction, the Noble parent company will continue to be subject to U.S. Securities and Exchange Commission (SEC) reporting requirements, and its ordinary shares will continue to be listed exclusively on the New York Stock Exchange under the symbol “NE”, the Company’s current trading symbol.

For a complete description of the above matters, please refer to the Company’s definitive proxy statement/prospectus regarding the change in place of incorporation filed with the Securities and Exchange Commission on September 5, 2013.

About Noble Corporation

Noble is a leading offshore drilling contractor for the oil and gas industry. Noble performs, through its subsidiaries, contract drilling services with a fleet of 79 offshore drilling units (including five ultra-deepwater drillships and six high-specification jackup drilling rigs currently under construction), located worldwide, including in the U.S. Gulf of Mexico and Alaska, Mexico, Brazil, the North Sea, the Mediterranean, West Africa, the Middle East, India and Australia. Noble’s shares are traded on the New York Stock Exchange under the symbol “NE.” Additional information on Noble Corporation is available on the Company’s Web site at http://www.noblecorp.com.

This news release may contain “forward-looking statements” about the business, financial performance and prospects of the Company. Statements about the Company’s or management’s plans, intentions, expectations, beliefs, estimates, predictions, or similar expressions for the future, including any statements regarding the timing of the effectiveness of the change in place of incorporation, the satisfaction of any closing requirements and the anticipated stock exchange listing and regulatory effects, are forward-looking statements that involve certain risks, uncertainties and assumptions. No assurance can be given that the outcomes of these forward-looking statements will be realized, and actual results could differ materially from those expressed as a result of various factors. A discussion of these factors, including risks and uncertainties, is set forth from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

CONTACT: Investors, Jeffrey L. Chastain, Vice President – Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281-276-6383, or Media, John S. Breed, Director of Investor Relations and Corporate Communications, Noble Drilling Services Inc., 281- 276-6729